Exhibit 10.7

AMENDMENT NO. 1 TO
STOCKHOLDER RIGHTS AGREEMENT

This Amendment No. 1 to Stockholder Rights Agreement (the “Amendment”), dated as of January 11, 2007, by and between Alteon Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company (the “Rights Agent”), amending that certain Amended and Restated Stockholder Rights Agreement, dated as of July 25, 2005, between the Company and the Rights Agent (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement, pursuant to Section 27 thereof, in connection with the transactions contemplated by the Memorandum of Proposed Terms for Private Placement of Preferred Stock and Warrants of Alteon Inc., dated as of January 4, 2007 (the “Memorandum”).

NOW THEREFORE, the parties hereby agree as follows:

1. Definition of “Acquiring Person.” The definition of “Acquiring Person” as set forth in Section 1(a) of the Agreement is hereby amended by adding the following to the end thereof:

“Notwithstanding anything herein to the contrary, none of Baker Brothers Investments LLC, nor any Affiliates thereof (“BBI”) shall be deemed to be an Acquiring Person solely by virtue of the transactions contemplated by the Memorandum of Proposed Terms for Private Placement of Preferred Stock and Warrants of Alteon Inc., dated as of January 4, 2007 (the “Memorandum”), including but not limited to, where applicable, the receipt of Preferred Stock, Common Stock, or securities convertible into Common Stock, by BBI pursuant to the conversion of the Preferred Stock, the Convertible Notes or the exercise of the Warrants (each as defined in the Memorandum); nor shall the provisions of this Agreement apply to BBI for a period of five years from the closing of the transactions contemplated by the Memorandum”.

2. Definition of “Stock Acquisition Date.” The definition of “Stock Acquisition Date” as set forth in Section 1(oo) of the Agreement is hereby amended by adding the following to the end thereof:

“Notwithstanding anything herein to the contrary, the execution, delivery and performance by BBI of the transactions contemplated by the Memorandum shall not be deemed, by itself, to constitute or lead to a Stock Acquisition Date under this Agreement.”

3. Definition of “Distribution Date.” The definition of “Distribution Date” as set forth in Section 3(a) of the Agreement is hereby amended by adding the following to the end thereof:

“Notwithstanding anything herein to the contrary, the execution, delivery and performance by BBI of the transactions contemplated by the Memorandum shall not be deemed, by itself, to constitute or lead to a Distribution Date under this Agreement.”

4. Ratification. The parties hereby ratify and confirm in all respects the Agreement, as amended by this Amendment.

5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties have entered into this Amendment No. 1 to Stockholder Rights Agreement as of the date first stated above.

ALTEON INC.

By:_/s/ Noah Berkowitz_____________________
Noah Berkowitz, President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:__/s/ Herbert Lemmer__________________
Name: Herbert J. Lemmer
Title: Vice President